EQUITY OFFICE ISSUES $500 MILLION OF 10-YEAR SENIOR UNSECURED NOTES

CHICAGO (January 15, 2003) – Equity Office Properties Trust (NYSE: EOP) announced today that EOP Operating Limited Partnership has issued $500 million of 5.875% unsecured notes due January 15, 2013. Including all amortized offering expenses, the all-in effective rate of the unsecured notes is 5.98%. The notes are guaranteed by Equity Office Properties Trust.

Total cash proceeds, net of selling commissions and other expenses, are approximately $495 million. Proceeds will be used to retire a $300 million unsecured note maturing in February 2003. The remaining net proceeds will be used to repay outstanding balances under the company’s $1 billion revolving credit facility and for general business purposes, including working capital.

These securities have been rated Baa1 by Moody’s, BBB+ by Standard & Poors and BBB+ by Fitch. Goldman, Sachs & Co. was the sole underwriter for the transaction.

Equity Office Properties Trust (NYSE: EOP), operating through its various subsidiaries and affiliates, is the nation’s largest publicly held office building owner and manager with a portfolio of 729 buildings comprising 125.5 million square feet in 20 states and the District of Columbia. Equity Office has an ownership presence in 32 Metropolitan Statistical Areas (MSAs) and in 137 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers. For more company information, visit the Equity Office web site at www.equityoffice.com.

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